UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 17, 2017

RISE GOLD CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53848	30-0692325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

488 – 1090 West Georgia Street

Vancouver, British Columbia

Canada

(Address of principal executive offices)

V6E 3V7

(Zip Code)

Registrant’s telephone number, including area code:  (604) 260-4577

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the exchange Act (17 CFR 240.13e -4)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ❑

Item 1.02

Termination of a Material Definitive Agreement

On July 17, 2017 the Company terminated a purchase agreement (the “Purchase Agreement”) dated May 26, 2016 with Klondike Gold Corp.  The terms of the Purchase Agreement were disclosed in the Company’s Form 8-K dated June 6, 2016.  The Company and Klondike mutually agreed not to proceed with the second closing contemplated in the Purchase Agreement.  The Company paid CDN$100,000 to Klondike.

Item 3.02. Unregistered Sales of Equity Securities.

On August 8, 2017, the Company entered into a shares for debt settlement transaction with one of its creditors, providing for the settlement of approximately CDN$95,952 of indebtedness through the issuance of an aggregate of 417,184 Units of the Company (the “Units”) at a deemed issue price of Cdn$0.23 per Unit.  Each Unit is comprised of one common share (a “Share”) and one common share purchase warrant (a “Warrant”).  Each Warrant entitles the holder to acquire one additional Share at an exercise price of $0.40 until May 5, 2019.

The Company is relying on Rule 903 of Regulation S under the Securities Act of 1933, as amended, for the offer and sale of the Units to the creditor, based on the fact that the Units were sold in an offshore transaction, as defined in Regulation S.  The Company has not engaged in any directed selling efforts in the United States in connection with the sale of the Units, and the creditor was not a U.S. person and did not acquire the securities for the account or benefit of any U.S. person.

Item 8.01

Other Events.

On August 8, 2017, the Company issued a press release announcing the divestment of certain of its BC exploration properties and a shares for debt settlement transaction with one of its creditors.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits.

Exhibit

No.

Description

99.1

Press release dated August 8, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 9, 2017

RISE RESOURCES INC.

/s/ Cale Thomas
Cale Thomas
Chief Financial Officer